Exhibit 99.1
News Release
Axalta Coating Systems Two Commerce Square 2001 Market Street Suite 3600 Philadelphia, PA 19103	Contact Robert Ferris D +1 215 255 7981 rob.ferris@axalta.com www.axalta.com

AXALTA ANNOUNCES NEW LEADERSHIP OF INDUSTRIAL COATINGS BUSINESS
PHILADELPHIA, PA, April 30, 2019 - Axalta Coating Systems Ltd. (NYSE: AXTA) ("Axalta"), a leading global coatings company, announced today that Michael Cash has resigned as Senior Vice President and President of Axalta’s Industrial Coatings business, effective May 31, 2019, to pursue an opportunity outside of the coatings industry. Mr. Cash will be succeeded by Rajeev Rao, who currently serves as Axalta’s Vice President, Global Powder and Business Development / Strategy, Industrial Coatings, and David Heflin, who currently serves as Axalta’s Vice President, Global Industrial Coating Systems.
Mr. Rao will continue to run Axalta’s powder business, and Mr. Heflin will be promoted to Vice President, Global Industrial Liquid Coatings, where he will oversee Axalta’s general industrial, coil coatings, wood coatings and energy solutions businesses. Together, Rao and Heflin will serve as co-heads of Axalta’s Industrial Coatings business and report directly to Robert Bryant, Axalta's Chief Executive Officer.
Mr. Bryant said, "Rajeev and Dave are both seasoned executives with extensive industry experience and a deep understanding of the strategic direction and future growth opportunities across our Industrial Coatings business. Their leadership and guidance will help build upon the strength of our business and our talented team in a manner consistent with our strategic imperatives prioritizing people, innovation, growth and performance. I am confident that Rajeev and Dave will position the business and Axalta for sustained growth.”
Bryant continued, “I also want to thank Mike for his dedication to Axalta over the past six years. He has helped meaningfully shape and grow our Industrial Coatings business, and we wish him all the best in his future endeavors.”
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @axalta on Twitter.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, as well as risks and uncertainties associated with a transition in leadership of Axalta’s Industrial Coatings business, that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta’s business performance and financial results is available in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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